Investor Information	Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234-6034 Mark Oberle Phone: + 1 972 443 4464 Fax: 1 972 332 9373 Mark.Oberle@celanese.com

Celanese Announces Common Dividend as Part of Cash Management Strategy and Declares
Quarterly Dividend of $0.04 per Share

•	Annual Common Dividend of $0.16 per Share – Higher than Previously Communicated

•	Priorities Announced for Use of Cash

DALLAS, Texas July 27, 2005 -- Celanese Corporation (NYSE: CE) today announced the intent to pay holders of common stock a dividend of $0.16 annually, or 1%, based on the company's initial public offering (IPO) stock price of $16.00. The company also declared the first quarterly dividend of $0.04 per share. The announced dividend, which will be paid quarterly, is higher than the 0.75% dividend the company announced it intended to pay to shareholders during its IPO in January. Other priorities for its use of cash were also announced.

"Celanese is a strong generator of cash and we will use our cash in ways that optimize value for our shareholders," said David Weidman, president and chief executive officer. "As we continue to execute on our strategy and improve operations, it is our intent to share the benefit of this improved financial performance and cash flow with all our stakeholders. We believe such a balanced approach is in the interests of all stakeholders and the announcement today defines this strategy.

"The company's leadership positions in the markets we pursue, our unsurpassed technology, and the outstanding execution of our productivity initiatives all enabled us to take advantage of the current positive market conditions and increase the dividend from the amount contemplated at the time of the IPO," said Weidman.

The first quarterly dividend is payable on August 11, 2005 to stockholders of record as of August 4, 2005. In the future, the dividend will be paid concurrent with the company's convertible preferred stock. The next dividend will be for the period August 1 through October 31, 2005. The record and payment dates will be October 15 and November 1, 2005, respectively.

Cash Management Strategy

The company provided additional clarity regarding its priorities for uses of cash. The priorities, in order of importance, are:

•	moving the balance sheet toward investment grade levels by reducing leverage

•	utilizing cash strategically to pursue its strategy of growth and profit enhancement

•	maintaining its competitive asset position, and

•	returning cash to shareholders prudently and commensurate with company performance.

In line with this strategy, the company announced last week it intends to finance the $500 million Acetex acquisition primarily with cash as opposed to debt as originally announced last fall.

"We believe it is prudent to maintain our financial flexibility by beginning to reduce leverage and returning to investment grade levels over the next few years," said Weidman. "In doing so, we are confident we can enhance shareholder value."

The company disclosed earlier this year it expects to spend between $200 and $220 million annually in capital expenditures over the next several years.

"This level of investment is adequate for the company to maintain its leadership position in technology and cost," commented Weidman. "Approximately 50% of our capital expenditure is in the area of maintenance and environmental technology. We will continue to invest in our plants, processes and our people."

Forward-Looking Statements

This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company's control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company's Annual Report on Form 10K. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.